Exhibit 99.1

For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc. Announces
Acquisition of Forecast Trading Corporation

New York, NY, October 26, 2011 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it has acquired all of the capital stock of Forecast Trading Corporation for approximately $44 million. Forecast has distribution facilities in Ft. Lauderdale, Florida, and distributes a range of engine management products including ignition coils, ignition modules, switches and sensors, and filters.

Mr. Lawrence I. Sills, Standard Motor Products’ Chairman and Chief Executive Officer, stated, “We are very pleased to announce this acquisition, which we believe will enhance our position as the leading supplier of Engine Management parts to the aftermarket.

“Forecast has been a successful supplier of value-priced engine management products for 30 years. This segment of the industry is growing, as the vehicle population continues to age and the economic climate remains difficult. Forecast’s expertise in sourcing these products from low cost areas will enable us to compete effectively in this area. By combining Forecast’s value line with our top quality line, we will be able to offer an extremely strong combination to our customers.

“We believe the acquisition will be accretive to earnings in year one, and will achieve synergies and growth that will enhance shareholder value.”

 Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com